CITIZENS FINANCIAL SERVICES, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

Effective January 1, 2005
Amended and Restated
As of
April 16, 2019

CITIZENS FINANCIAL SERVICES, INC.
DIRECTORS DEFERRED
COMPENSATION PLAN

ARTICLE I - INTRODUCTION

Effective January 1, 1991, Citizens Financial Services, Inc. (the “Company”) established the Citizens Financial Services, Inc. Directors Deferred Compensation Plan (the “Plan”) for members of its Board of Directors (the “Board”), who are not employees of the Company or an affiliate (“Non-Employee Directors”).  Effective as of January 1, 2005, the Plan was amended and restated in its entirety to comply fully with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Benefits accrued, vested and subject to a legally binding obligation of payment as of December 31, 2004, as well as future earnings thereon, shall be “grandfathered” and shall be separately accounted for and paid in accordance with the terms, provisions and elections of the Plan in effect prior to 2005.  Effective as of April 16, 2019, the Plan is amended and restated again in its entirety to make certain modifications to the Plan, which shall not affect the grandfathered benefits.  This Plan is intended, and shall be interpreted, to comply with Section 409A of the Code.

ARTICLE II – PLAN PARTICIPANTS

Each Non-Employee Director shall become a Participant under the Plan by filing the written Election Form described in Article III with the Plan Administrator appointed by the Compensation Committee of the Board (the “Committee”) with respect to the retainer and meeting fees ( “Compensation”) payable to the Non-Employee Director for his services as a member of the Board.  Non-Employee Directors shall become eligible to become a Participant under the Plan on the date they become Non-Employee Directors.

ARTICLE III - DEFERRAL ELECTIONS

3.1            Each Participant may elect to defer receipt of some or all of his Compensation and have the deferred amount credited to the Account as defined in Section 4.1 established for him under the Plan.

3.2            Upon his initial election to participate, a Participant shall elect as a form of payment either a lump sum distribution or a series of five (5) annual installments.  The election of form of payment shall apply to future deferrals under the Plan and shall be irrevocable, except as provided in Section 5.5.

3.3            A written election on an Election Form to defer an amount or a percentage of Compensation effective for a calendar year shall be delivered to the Plan Administrator prior to the first day of that calendar year. The election shall remain in effect for subsequent calendar years until a revised Election Form is delivered by the Participant to the Plan Administrator, provided that the Election Form must be delivered to the Plan Administrator on or before the first day of the calendar year in which the revision is to become effective. Except as provided in Section 3.4, an initial Election Form or a revised Election Form shall apply only to Compensation otherwise payable to a Participant after the end of the calendar year in which the initial or revised Election Form is delivered to the Plan Administrator.  Any Election Form delivered by a Participant shall be irrevocable with respect to any Compensation covered by the elections set forth therein. If an Election Form is not in effect for a Non-Employee Director for a calendar year, he shall be deemed to have elected not to defer Compensation for such calendar year and must timely file a new Election Form to defer compensation for subsequent calendar years.

3.4            Notwithstanding the preceding provisions of this Article III, an election made by a Participant in the calendar year in which he first becomes eligible to participate in the Plan may be made pursuant to an Election Form delivered to the Plan Administrator within 30 days after the date on which he initially becomes eligible to participate, and the Election Form shall be effective with respect to Compensation earned from and after the date the Election Form is delivered to the Plan Administrator.

ARTICLE IV - PARTICIPANT ACCOUNTS

4.1            Compensation deferred by a Participant shall be credited to an account established by the Plan Administrator with respect to the Participant (the “Account”).  The deferred Compensation shall be credited to a Participant’s Account as of the date it would otherwise have been paid had it not been deferred by the Participant.

4.2            Each Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Participant (or the beneficiaries of a deceased Participant). The Account shall be a mere bookkeeping device, and no assets are required to be set aside or earmarked for any such Account.

4.3            From time to time the Plan Administrator will provide Participants with a portfolio of one or more deemed investment alternatives under the Plan (“Deemed Crediting Options”).  If more than one Deemed Crediting Option is available, a Participant shall designate on his Election Form the Deemed Crediting Option(s) by which gains and losses will be credited to his Account.  A Participant may change the allocation among Deemed Crediting Options for his Account by written direction filed with the Plan Administrator in accordance with policies and procedures established by the Plan Administrator from time to time. The default Deemed Crediting Option shall be an interest rate determined by the Plan Administrator from time to time.

ARTICLE V - DISTRIBUTION OF ACCOUNTS

5.1            A Participant’s Account will be distributed to him, in whole or in part as provided in Section 5.2, as soon as administratively possible following his death, Disability or Separation from Service as a Director of the Bank, except as provided in Section 5.5.  Solely with respect to deferrals of Compensation made for calendar years after 2018, a Participant may elect to begin receiving distributions (in a lump sum or a series of five (5) annual installments) at age sixty-two (62), unless paid earlier on account of death, Disability or a Change in Control (as provided for in Section 5.5).  Notwithstanding the foregoing, distribution shall not be made later than 60 days following the Participant’s death, Disability or Separation from Service, as applicable.

5.2            As elected by the Participant upon his initial Election Form, a distribution or distributions shall be made either in a lump sum or in a series of five (5) annual installments.  If a distribution is in installments, the first installment will be equal to one fifth (1/5) of his Account, the second installment one year later equal to one fourth (1/4) of his Account at that time, and continuing until the entire Account has been distributed.  Until fully distributed, a Participant’s Account shall continue to be credited with earnings in accordance with the Deemed Crediting Option(s), as provided in Section 4.3.

5.3            If a Participant dies after becoming entitled to a distribution hereunder but prior to receipt of his entire distribution, his Account shall be distributed to the beneficiary or beneficiaries designated by the Participant in writing last filed with the Plan Administrator prior to his death, or in the absence of such designation or of any living beneficiary, to the personal representative of his estate.  The form of payment shall be the same as the Participant elected for his own distribution.

5.4            In the discretion of the Committee, and at the written request of a Participant, up to 100% of the balance of his Account, determined as of the last day of the calendar month prior to the date of distribution, may be distributed to a Participant in a lump sum in the case of an Unforeseeable Emergency, subject to the limitations set forth below.  For purposes of this Section 5.4, an Unforeseeable Emergency is a severe financial hardship of the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty or other similar, extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, as determined by the Committee in its discretion, but in any case payment may not be made, to the extent that such hardship is or may be relieved:

(i)	through reimbursement or compensation by insurance or otherwise;
(ii)	by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or
(iii)	by cessation of deferrals under the Plan.

Distribution of amounts because of an Unforeseeable Emergency shall be permitted only to the extent reasonably needed to satisfy the Unforeseeable Emergency.

5.5            Notwithstanding any provision of this Plan to the contrary, upon a Change in Control Event, as described in Section 409A of the Code and the Treasury Regulations issued pursuant thereto, the entire balance of the Participant’s Account shall be paid to him in a lump sum within ten (10) days of the Change in Control.

5.6            For purposes of the Plan, the following terms shall be defined as follows:

(a)            “Disability” means the Participant is determined to be disabled by the Social Security Administration.

(b)            “Separation from Service” means, consistent with Section 409A(2)(a)(i) of the Code, the Participant’s death, retirement, or termination of service from the Board, including following a failure to be reappointed or reelected to the Board.  For these purposes, a Participant shall not be deemed to have a Separation from Service until the Participant no longer serves on the Board or on the board of directors of any member of a controlled group of corporations with the Company within the meaning of Treasury Regulation §1.409A-1(a)(3).

ARTICLE VI - ADMINISTRATION OF THE PLAN

 6.1            The Committee shall appoint one or more employees of the Company to act as the Plan Administrator. The Plan Administrator shall be responsible for the general operation and administration of the Plan, and shall have such powers as are necessary to discharge its duties under the Plan, including, without limitation, the following:

(a)            With the advice of the general counsel of the Bank or the Committee, to construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any benefits hereunder, to prescribe rules and procedures to be followed by Participants and their beneficiaries under the Plan, and to otherwise carry out the purposes of the Plan; and

(b)            To appoint or employ individuals to assist in the administration of the Plan and any other agents deemed advisable. The decisions of the Plan Administrator shall be binding and conclusive upon all Participants, beneficiaries and other persons.

6.2            Any Participant claiming a benefit, requesting an interpretation or ruling, or requesting information, under the Plan, shall present the request in writing to the Plan Administrator, which shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state the following:

(a)            The reasons for denial, with specific reference to the Plan provisions upon which the denial is based;

(b)            A description of any additional material or information required and an explanation of why it is necessary; and

(c)            An explanation of the Plan’s review procedure. The initial notice of denial shall normally be given within 90 days after receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days. Any person whose claim or request is denied, or who has not received a response within 30 days, may request review by notice in writing to the Plan Administrator. The original decision shall be reviewed by the Plan Administrator, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.  The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be extended to 120 days. The decision on review shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE VII - AMENDMENT OR TERMINATION

7.1            The Company intends the Plan to be permanent but reserves the right to amend or freeze the Plan when, in the sole opinion of the Board, such amendment or freeze is advisable. Any such amendment or freeze shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution or such later date as the resolution may expressly state.

7.2            No amendment of the Plan shall (i) directly or indirectly deprive any current or former Participant or his beneficiaries of all or any portion of his Account, as determined as of the effective date of such amendment, or (ii) directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment. Upon the freeze or termination of the Plan, no further deferrals shall be permitted, but Accounts shall continue to be credited with earnings or losses pursuant to Article IV until distributed to Participants or their beneficiaries in the manner and at the time described in Article V.

7.3            Subject to the requirements of Section 409A of the Code, in the event of complete termination of the Plan, the Plan shall cease to operate and the Company shall pay out to the Participant his entire Account.   The complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)            The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)            The Board may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Section 409A of the Code.

(c)            The Board may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all arrangements sponsored by the Company that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE VIII - GENERAL PROVISIONS

8.1            The Plan at all times shall be unfunded. However, the Company may, but shall not be required to, segregate assets in trusts or otherwise, for the payment of benefits under the Plan.  The right of a Participant or his beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to Accounts shall constitute general assets of the Company.

 8.2            Nothing contained in the Plan shall constitute a guaranty by the Company, the Committee, the Plan Administrator, or any other person or entity, that the assets of the Company will be sufficient to pay any benefit hereunder. No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.

8.3            Establishment of the Plan shall not be construed to give any Participant the right to be retained as a member of the Board.

8.4            No interest of any person or entity in, or right to receive a distribution under, the Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.5            The Plan shall be construed and administered under the laws of the Commonwealth of Pennsylvania, except to the extent preempted by federal law.

8.6            If any person entitled to a payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution that is contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, the Committee, the Plan Administrator and the Plan therefore.

8.7            The Plan shall be continued, following a transfer or sale of assets of the Company, or following the merger or consolidation of the Company into or with any other corporation or entity, by the transferee, purchaser or successor entity, unless the Plan has been terminated by the Company pursuant to the provisions of Article VII prior to the effective date of such transaction.

8.8            Each Participant or beneficiary shall keep the Plan Administrator informed of his current address. The Plan Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administrator within three years after the date on which payment of the Participant’s benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three year period. If, within one additional year after such three year period has elapsed, or, within three years after the actual death of a
Participant, the Plan Administrator is unable to locate any beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, or beneficiary or any other person and such benefit shall be forfeited. If such
Participant, or his beneficiary or any other person, subsequently makes a valid claim for distribution of the amount forfeited, such amount, without gains or earnings thereon, shall be distributed to such Participant or his beneficiary or such other person pursuant to
Article V.

8.9            Notwithstanding any of the preceding provisions of the Plan, none of the Company, any member of the Committee, any Plan Administrator or any individual acting as an employee or agent of the Company, the Committee or the Plan Administrator shall be liable to any Participant, former Participant, or any beneficiary or other person for any claim, loss, liability or expense incurred by such Participant, or beneficiary or other person in connection with the Plan.

 8.10                          Any notice under the Plan shall be in writing, or by electronic means, and shall be received when actually delivered, or mailed postage paid as first class U.S. Mail. Notices shall be directed to the Company at its principal business office at First Citizens Community Bank, 15 South Main Street, Mansfield, PA 16933, to a Non-Employee Director at the address stated in his Election Form, and to a beneficiary entitled to benefits at the address stated in the Participant’s beneficiary designation, or to such other addresses any party may specify by notice to the other parties.

IN WITNESS WHEREOF, the Plan, as amended and restated, has been executed on behalf of the Company on this ____16_____day of ___April___________, 2019.

CITIZENS FINANCIAL SERVICES, INC.

By: /s/ Gina Marie Boor
Gina Marie Boor
Corporate Secretary